Exhibit 10.7

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT

AND SECURITY AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), dated January 6, 2011, is entered into by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.            Company and Wells Fargo are parties to a Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”) pursuant to which the Company executed and delivered, among other notes, that certain Amended and Restated Revolving Note dated as of August 6, 2009 made payable to the order of Wells Fargo in the original principal amount of $12,000,000 (the “Existing Revolving Note”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.            The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Definitions.  The following definitions are hereby amended or added to Exhibit A to the Credit Agreement as appropriate:

“Advance” and “Advances” means an advance or advances under the Line of Credit, Term Loan, Equipment Term Loan, or the Capex Term Loan.

“Capex Term Loan” means the Capex Term Loan in Section 1.7B.

“Eligible Equipment” means that Equipment of Company designated by Wells Fargo as eligible from time to time in its sole discretion.

“Equipment Term Loan” means the Equipment Term Loan in Section 1.7A.

“Line of Credit” means the 13,500,000 Line of Credit as set forth in Section 1.3.

“Maturity Date” means (a) with respect to the Line of Credit, May 31, 2013, (b) with respect to the Existing Term Loan, May 31, 2012, (c) with respect to the Equipment Term Loan, March 31, 2013, and (d) with respect to the Capex Term Loan, December 31, 2011.

“Net Forced Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally managed forced sale public auction conducted without reserve under economic trends current within 60 days of the appraisal, which opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.

“Net Orderly Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Term Loans” means collectively the Existing Term Loan, the Equipment Term Loan and the Capex Term Loan.

“Term Notes” means collectively, the Term Note, the Equipment Term Note and the Capex Term Note.

“Winland” means Winland Electronics, Inc., a Minnesota corporation.

“Winland Asset Purchase Agreement” means that certain Asset Purchase Agreement between Winland and the Company dated as of November 15, 2010 pursuant to which Company has agreed to acquire certain assets of Winland.

2.             Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.  Section 1.1(a) and 1.1(b) are hereby deleted in their entirety and replaced with the following:

(a)           Existing Advances.  Wells Fargo has made various revolving advances to the Borrower (the “Existing Advances”) as evidenced by the Credit Agreement and the Existing Revolving Note.  As of January 5, 2011, the outstanding principal balance of the Existing Advances was $6,341,157.32.  As of the effective date of the First Amendment to Third Amended and Restated Credit and Security Agreement the Existing Advances shall be deemed to be Advances made pursuant to Section 1.1(b) and shall be evidenced by and repayable in accordance with that certain Second Amended and Restated Revolving Note dated as of January 6, 2011 and made payable to the order of Wells Fargo in an original principal amount of up to Thirteen Million Five Hundred Thousand and No/100 Dollars ($13,500,000) (as renewed, amended, substituted or replaced from time to time, the “Revolving Note”).

(b)           Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $13,500,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

3.             Equipment Term Loan.  Section 1.7A shall be added to the Credit Agreement and read as follows:

1.7A       Equipment Term Loan.

(a)           Equipment Term Loan.  Wells Fargo shall extend the Equipment Term Loan to Company through a single Advance in an amount not in excess of $475,000.  The Term Loan must be advanced no later than January 15, 2011.

(b)           Equipment Term Note.  Company’s obligation to repay the Equipment Term Loan and each Equipment Term Loan Advance shall be evidenced by an installment promissory note (as renewed, amended, or replaced from time to time, the “Equipment Term Note”).

(c)           Term Loan Advance and Disbursement.  Company must request the Equipment Term Loan Advance no later than 11:59 a.m. Central Time on the Business Day on which Company wishes the Advance to be disbursed. Wells Fargo shall deposit the proceeds of each Term Loan Advance or to Company’s Operating Account, or disburse the proceeds in such other manner as the parties may agree in an Authenticated Record.  Upon request, Company shall confirm its request for an Advance in an Authenticated Record, and agrees that it shall repay the Term Loan even if the Person requesting any Term Loan Advance on behalf of Company lacked authorization.

(d)           Payments and Adjustments to Payments.  The unpaid principal amount of the Term Note shall be paid in equal monthly installments of $7,916.67, beginning on January 31, 2011, and on the first calendar day of each succeeding month until the earlier of May 31, 2013 or the Termination Date, when the unpaid principal and interest evidenced by the Equipment Term Note shall be fully due and payable.  Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Equipment Term Note in substantially equal payments of principal through December 31, 2015 (the “Assumed Maturity Date”).  Payments shall be collected by Wells Fargo through a debit to the Equipment Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with Equipment Term Loan proceeds will be applied to the Equipment Term Note.

(e)           Prepayments and Mandatory Prepayments.  Company may prepay the Equipment Term Loan at any time.  If Wells Fargo obtains an appraisal of the Equipment at any time as permitted under this Agreement, and the appraisal shows the aggregate unpaid principal amount of the Equipment Term Note to exceed (i) seventy-five percent (75%) of the Net Orderly Liquidation Value or (ii) one hundred percent (100%)  Net Forced Liquidation Value of Eligible Equipment acquired under the Winland Asset Purchase Agreement, then Company, shall immediately prepay the unpaid principal of the Equipment Term Note in the amount of such excess.

(f)            Collection of Prepayments and Related Fees.  All Term Loan prepayments, including mandatory prepayments and prepayments due on the Termination Date, must be accompanied by any prepayment and Fixed Rate Advance breakage fees payable under this Agreement, which will be applied to the most remote principal installments then due and payable.  Any prepayment of principal and any related fees shall be collected by Wells Fargo through a debit to the Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.

4.             Capex Term Loan.  Section 1.14 shall be added to the Credit Agreement and read as follows:

“Section 1.7B       Capex Term Loan.

(a)           Capex Term Loan.  Wells Fargo shall extend the Capex Term Loan to Company through one or more Advances which must be requested no later than December 31, 2011, in an aggregate amount not in excess of One Million Dollars ($1,000,000).  Each Capex Term Loan Advance must be in multiples of $1,000 and in the minimum amount of at least $100,000, provided, however, that Wells Fargo shall make no Capex Term Loan Advance if, after making it, the unpaid principal amount of the Capex Term Note would exceed (i) eighty percent (80%) of the all newly acquired Eligible Equipment or (ii) eighty-five percent of used Eligible Equipment reduced by the aggregate amount of principal payments scheduled in the Capex Term Note.

(b)           Capex Term Note.  Company’s obligation to repay the Capex Term Loan and each Capex Term Loan Advance shall be evidenced by an installment promissory note (as renewed, amended, or replaced from time to time, the “Capex Term Note”).

(c)           Capex Term Loan Advances and Disbursements.  Company must request each Term Loan Advance no later than 11:59 a.m. Central Time on the Business Day on which Company wishes the Advance to be disbursed. Wells Fargo shall deposit the proceeds of each Capex Term Loan Advance or to Company’s Operating Account, or disburse the proceeds in such other manner as the parties may agree in an Authenticated Record.  Upon request, Company shall confirm its request for an Advance in an Authenticated Record, and agrees that it shall repay the Capex Term Loan even if the Person requesting any Capex Term Loan Advance on behalf of Company lacked authorization.

(d)           Payments and Adjustments to Payments.  The unpaid principal amount of each Capex Term Loan Advance made under the Capex Term Note shall be paid in sixty equal monthly installments, beginning on the last day of the month following the month in which the Capex Term Loan Advance was made and on the last calendar day of each succeeding month until the earlier of December 31, 2011, or the Termination Date, when the unpaid principal and interest evidenced by the Capex Term Note shall be fully due and payable.  Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Term Note in substantially equal payments of principal through December 31, 2015 (the “Assumed Maturity Date”).  If Wells Fargo disburses multiple Term Loan Advances, the amount of subsequent payments may be increased to fully amortize the Term Note by the Assumed Maturity Date.  Payments shall be collected by Wells Fargo through a debit to the Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with Capex Term Loan proceeds will be applied to the Capex Term Note.

(e)           Prepayments and Mandatory Prepayments.  Company may prepay the Capex Term Loan at any time.  If Wells Fargo obtains an appraisal of the Equipment at any time as permitted under this Agreement, and the appraisal shows the aggregate unpaid principal amount of the Term Note to exceed eighty-five percent of Net Orderly Liquidation Value of Eligible Equipment acquired with the proceeds of the Capex Term Loan, then Company, shall immediately prepay the unpaid principal of the Capex Term Note in the amount of such excess.

(f)            Collection of Prepayments and Related Fees.  All Capex Term Loan prepayments, including mandatory prepayments and prepayments due on the Termination Date, must be accompanied by any prepayment and Fixed Rate Advance breakage fees (if any) payable under this Agreement, which will be applied to the most remote principal installments then due and payable.  Any prepayments of principal and any related fees shall be collected by Wells Fargo through a debit to the Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.”

5.             Interest and Interest Related Matters.  Section 1.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.8          Interest and Interest Related Matters.

(a)           Interest Rates Applicable to Line of Credit and Term Loan.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note, and the unpaid principal balance of the Term Loans evidenced by the Term Notes, shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

(i)            The “Floating Rate” for Line of Credit Advances = An interest rate equal to Daily Three Month LIBOR plus four percent (4.0%), which interest rate shall change whenever Daily Three Month LIBOR changes;

(ii)           The “Floating Rate” for the Term Loans = An interest rate equal to Daily Three Month LIBOR plus four and one-half of one percent (4.5%), which interest rate shall change whenever Daily Three Month LIBOR changes;

(b)           Minimum Interest Charge.  Notwithstanding the other terms of Section 0 to the contrary, and except as limited by the usury savings provision of Section 1.8(e), Company shall pay Wells Fargo at least $200,000 consisting of (i) interest,  (ii) Letter of Credit Fees under Section 1.9(h), and (iii) Commissions under Section 1.8(a) of the Reimbursement Agreement; each year or portion of a year following the initial Advance (the “Minimum Interest Charge”) during the term of this Agreement, and Company shall pay any deficiency between the Minimum

Interest Charge and the amount of interest otherwise payable on the anniversary of the initial Advance and on the Termination Date.  When calculating this deficiency, the Default Rate set forth in Section 1.8(c), if applicable, shall be disregarded.

(c)           Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.10, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note and the Term Notes shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.8(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)           Interest Accrual on Payments Applied to Revolving Note.  Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.6(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(e)           Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law.  Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

6.             Term Loan Prepayment Fees.  Section 1.9(l) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(l)            Term Loan Prepayment Fees.  Company may prepay the principal amount of the Term Notes at any time in any amount, whether voluntarily, or by acceleration, or as otherwise required by this Agreement, provided that it concurrently pays with the prepayment a prepayment fee in an amount equal to (i) three percent (3.0%) of the amount prepaid, if prepayment occurs on or before the first anniversary of the date of this Agreement; (ii) two percent (2.0%) of the amount prepaid, if prepayment occurs after the first anniversary of the date of this Agreement but on or before the second anniversary of the date of this Agreement; and (iii) one percent (1.0%) of the amount prepaid, if prepayment occurs after the second anniversary of the date of this Agreement.

7.             Interest Accrual; Principal and Interest Payments; Computation.  Section 1.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.10        Interest Accrual; Principal and Interest Payments; Computation.

(a)           Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note and the Term Note on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.6(c) and Sections 1.7(d), 1.7A(d), and (1.7B(d).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

(b)           Payment of Revolving Note and Term Note Principal.  The principal amount of the Revolving Note and the Term Notes shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)           Payments Due on Non-Business Days.  If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)           Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and the Term Notes and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)           Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments with respect to the Indebtedness in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo’s calculation of the amount of the Indebtedness shall be presumed correct unless proven otherwise by Company.  Upon request, Company will admit and certify to Wells Fargo in a Record the exact unpaid principal amount of Indebtedness that Company then believes to be due and payable to Wells Fargo.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

8.             Financial Covenants.  Section 5.2 is hereby deleted in its entirety and replaced with the following:

(a)           Minimum Earnings Before Taxes.  Company shall achieve, during each period described below, Earnings Before Taxes of not less than the amount set forth for each such period (numbers appearing between “< >“ are negative):

Period	Min. Earnings Before Taxes
Through December 31, 2010	$0

Period	Min. Earnings Before Taxes
Through March 31, 2011	$0
Through June 30, 2011	$250,000
Through September 30, 2011	$750,000
Through December 31, 2011	$1,000,000

(b)           Minimum Debt Service Coverage Ratio.  Company shall maintain, during each period described below, a Debt Service Coverage Ratio, determined on a rolling twelve-month basis, of not less than the ratio set forth for each such period:

Period	Min. Debt Service Coverage Ratio
Through December 31, 2010	1.20 to 1.00
Through March 31, 2011	0.80 to 1.00
Through June 30, 2011	0.80 to 1.00
Through September 30, 2011	0.90 to 1.00
Through December 31, 2011	1.10 to 1.00

(c)           Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than (i) $2,500,000 in the aggregate during Company’s fiscal year ending December 31, 2011, and (ii) zero for each subsequent year until Company and Wells Fargo agree on limits on Capital Expenditures for subsequent periods based on Company’s projections for such periods.

(d)           Stop Loss.  Company shall not, during any single month, suffer a pre-tax Net Loss in excess of $250,000.00, commencing with the month of December, 2010.

(e)           New Covenants.  On or before January 31, 2012, the Company and Wells Fargo shall agree on new covenant levels for Section 5.2, for periods after December 31, 2011.  The new covenant levels will be based on the Borrowers’ projections for such periods and shall be no less stringent than the present levels.  The failure of agreement between Borrowers and Wells Fargo to set reasonable covenants shall be deemed an Event of Default.

9.             Premises.  Exhibit B to the Credit Agreement is hereby replaced with Exhibit B attached hereto.

10.           Representations and Warranties.  Exhibit D to the Credit Agreement is hereby replaced with Exhibit D attached hereto.

11.           Compliance Certificate.  Exhibit E to the Credit Agreement is hereby replaced with Exhibit E attached hereto.

12.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

13.           Amendment Fee. The Company shall pay Wells Fargo as of the date hereof a fully earned, non-refundable fee in the amount of $15,000 in consideration of Wells Fargo’s execution and delivery of this Amendment.

14.           Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)           A Second Amended and Restated Revolving Note, An Equipment Term Note and a Capex Term Note.

(b)           A landlord waiver from Winland Electronics, Inc.

(c)           A Third Amendment to Letter of Credit and Reimbursement Agreement.

(d)           A Subordination Agreement with Winland Electronics, Inc.

(e)           A Payoff Letter from M&I Equipment Finance Company and Prinsource Capital Companies, LLC.

(f)            The final Asset Purchase Agreement between Company and Winland Electronics, Inc.

(g)           A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company’s secretary or assistant secretary dated May 27, 2010 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company’s secretary or assistant secretary dated May 27, 2010, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

(h)           Payment of the fee described in Paragraph 13.

(i)            Amendments to each of the existing mortgages to include the increase in the Line of Credit and the new Term Loans.

(j)            Minimum Availability after giving effect to the transactions contemplated in this Amendment and under the Winland Asset Purchase Agreement of not less than $3,000,000.

(k)           Such other matters as Wells Fargo may require.

15.           Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a)           The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

16.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

17.           No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

18.           Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

19.           Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 7 of this Amendment.

20.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		NORTECH SYSTEMS INCORPORATED

By:		By:
Thomas G. Hedberg
	Its Vice President	Its

[Signature Page to First Amendment to Third Amended

and Restated Credit and Security Agreement dated as of January 6, 2011]

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement have the following street addresses and/or are legally described as follows:

1)                                      WAYZATA:  1120 Wayzata Blvd, Suite 200 & 201, Wayzata, MN  55391

2)                                      AUGUSTA:  A parcel of land located in Eau Claire County, State of Wisconsin, described as follows: Lot 1 of Eau Claire County certified survey map number 1358 filed March 14, 1997, in volume 7 of Certified Survey Maps, pages 137-139 in the office of the Register of Deeds for Eau Claire County Wisconsin.

750 Industrial Drive, Augusta, WI 54722

3)                                      BAXTER:  Lot 6, Block 1, Baxter Industrial Park. Property ID 032050010060009

Lot 5, Block 1, Baxter Industrial Park.  Property ID 032050010050009

1750 Goedderz Road, Baxter, MN 56425

1800 Goedderz Road, Baxter, MN 56425

4)                                      BEMIDJI:  That part of Government Lot 2, also with that part of the Northwest Quarter of the Southeast Quarter, Section 36, Township 147, Range 34, described as follows:

Commencing at a cast iron monument known as B-12 on the Northerly right-of-way line of Trunk Highway No. 2, said monument being the most Northerly point of the plat of Minnesota Department of Transportation right-of-way Plat No. 04-5, according to the recorded plat thereof, assuming said Northerly right-of-way line bears North 68 degrees 32 minutes 14 seconds West along said Northerly right-of-way line 1023.92 feet to the point of beginning; thence continuing North 68 degrees 32 minutes 14 seconds West along said Northerly right-of-way line1167.81 feet; thence North 74 degrees 29 minutes 01 seconds East 701.36 feet; thence South 68 degrees 32 minutes 14 seconds East, parallel to said Northerly right-of-way line 462.30 feet to a point on a 100.00 feet radius curve, the center of circle of said curve bears South 54 degrees 10 minutes 06 seconds East from said point, said point also being on the right-of-way line of a road; thence Southeasterly along said curve and said right-of-way line 194.28 feet; central angle 111 degrees 18 minutes 46 seconds; thence South 14 degrees 21 minutes 08 seconds West along the prolongation of a radial line of said curve 300.00 feet to the point of beginning.

Beltrami County, Minnesota  -  Abstract Property

4050 Norris Court NW, Bemidji, MN 56601

5)                                      FAIRMONT:

Parcel A:  Sold

Parcel B:  Lot Two (2), Block One (1), of the First Northeast Addition to the City of Fairmont, according to the plat thereof on file and of record in the Office of the Register of Deeds in and for Martin County, Minnesota, and that portion of Lot Three (3), Block One (1), First Northeast Addition aforesaid described as follows:

Commencing at the Southwest corner of the aforementioned Lot Three (3) in Block One (1) of the First Northeast Addition to the City of Fairmont, Minnesota, thence East along the South line of said Lot Three (3) for a distance of 163.35 feet, thence deflecting 90 degrees 21 minutes left for a distance of 30.00 feet, thence deflecting 89 degrees 39 minutes left for a distance of 163.35 feet to a point on the West line of said Lot Three (3), thence South along said West line of Lot Three (3) for a distance of 30.00 feet to the point of beginning.

Parcel C:  Lots Four (4) and Five (5), Block Two (2), First Northeast Addition to the City of Fairmont, as per map or plat thereof on file and of record in the Office of the County Recorder in and for Martin County, Minnesota.

Abstract Property

1007 East 10th Street, Fairmont, MN 55603

1030 Fairview Avenue, Fairmont, MN 55603

6)                                      MERRIFIELD:  That part of Govt. Lot 6, Sec. 36, Twp. 135, Rge. 28, described as follows:  Beginning at the Northeast corner of said Govt. Lot 6; thence South 00 degrees 59 minutes 20 seconds West, assumed bearing, 579.89 feet along the East line  of said Govt. Lot 6; thence North 82 degrees 38 minutes 21 seconds West 114.59 feet; thence South 81 degrees 39 minutes 36 seconds West 374.51 feet to the Easterly line of a 66 foot easement; thence North 70 degrees 11 minutes 23 seconds West 19.60 feet along said Easterly line of the 66 foot road easement; thence Northeasterly 44.66 feet along a tangential curve, concave to the Northeast, central angle 64 degrees 10 minutes 00 seconds and radius 39.88 feet continuing along said Easterly line of the 66 foot road easement; thence North 06 degrees 01 minutes 23 seconds West, along tangential of the last described curve, 24.02 feet continuing along said Easterly line of the 66 foot road easement; thence North 00 degrees 59 minutes 20 seconds East 565 feet, more or less, to the North line of said Govt. Lot 6; thence Easterly 600 feet, more or less, along the North line of said Govt. Lot 6 to the point of beginning.  AND that part of Govt. Lot 6, Sect. 36, Twp. 135, Rge. 28, described as follows:  Commencing at the Northeast corner of said Govt. Lot 6; thence South 00 degrees 59 minutes 20 seconds West, assumed bearing, 579.89 feet along the East line of said Govt. Lot 6; thence North 82 degrees 38 minutes 21 seconds West 114.59 feet; thence South 81 degrees 39 minutes 36 seconds West 374.51 feet to the Easterly line of a 66 foot road easement; thence Northwesterly 44.66 feet along a tangential curve concave to the Northeast, central angle 64 degrees 10 minutes 00 seconds, radius 39.88 feet, continuing along said Easterly line of the 66 foot wide road easement; thence North 6 degrees 01 minutes 23 seconds West, along the tangent to the last described curve, 24.02 feet continuing along said Easterly line of the 66 foot road easement; thence

South 83 degrees 58 minutes 37 seconds West 66.00 feet along the North line of said 66 foot road easement; thence North 00 degrees 59 minutes 20 seconds East 33.25 feet to the point of beginning of the tract to be described; thence South 83 degrees 58 minutes 37 seconds West 725 feet, more or less, to the West line of said Govt. Lot 6; thence Northerly 591 feet, more or less, along said West line of Govt. Lot 6 to the Northwest corner of said Govt. Lot 6; thence Easterly 716 feet, more or less, along the North line of said Govt. Lot 6 to the line bearing North 00 degrees 59 minutes 20 seconds East from the point of beginning; thence South 00 degrees 59 minutes 20 seconds West 523 feet, more or less, to the point of beginning.

Crow Wing Count, Minnesota

Abstract Property

12136 Crystal Lake Road, Merrifield, MN 55465

7)                                      BLUE EARTH, MINNESOTA:  Commencing at the Southwest corner of the Southwest Quarter of Section 7 in Township 102 North, Range 27, West of the 5th Principal Meridian in the County of Faribault and State of Minnesota; thence North along the West line of the Southwest Quarter of said Section 7, a distance of 680 feet; thence East parallel with the South line of the Southwest Quarter of said Section 7, a distance of 765 feet; thence South parallel with the West line of the Southwest Quarter of said Section 7, a distance of 680 feet; thence West along the South line of the Southwest Quarter of said Section 7, a distance of 765 feet to the point of beginning;

Except a tract of land in the Southwest Quarter of Section 7, Township 102 North, Range 27 West in the City of Blue Earth, Faribault County, Minnesota, described as follows:  Commencing at the Southwest corner of said Section 7; thence North 89 degrees 04 minutes 19 seconds East, (assumed bearing) along the south line of the Southwest Quarter of said Section 7, a distance of 765.00 feet; thence North 00 degrees 00 minutes 00 seconds East, parallel with the West line of the Southwest Quarter of said Section 7, a distance of 78.10 feet to the northerly right-of-way line of County State Aid Highway No. 16 and the point of beginning; thence continuing North 00 degrees 00 minutes 00 seconds East, a distance of 60.00 feet; thence South 89 degrees 04 minutes 19 seconds West, a distance of 20.00 feet; thence South 00 degrees 00 minutes 00 seconds West, a distance of 59.71 feet to said north highway right-of-way line; thence North 89 degrees 54 minutes 45 seconds East, along said highway right-of-way line, a distance of 20.00 feet to the point of beginning.

Together with an easement over that part of the West Half of the Southwest Quarter of said Section 7, excepting the tract described above, that lies between a line running parallel to but 10 feet North of the North right of way line of U.S. Trunk Highway No. 16 and the North right of way line of said Trunk Highway No. 16 as now located.

Faribault County, Minnesota.

1930 West First Street, Blue Earth, MN 56013

8)             MILACA, MINNESOTA.  Sect 25 TWP-038-Range 27 city of Milaca TR in NE of NE, Beg. at NE Corner of Lt 2 Blk 1 Mip, S 450 ft. E 335 ft, NW’L 2.5 Acres.

PID:  21-025-0201

925 6th Avenue N.E., Milaca, MN 56353

8)             MANKATO, MINNESOTA.  Lots Four (4) and Five (5), Block Three (3), EXCEPT that part of Lot 5 lying southerly of a line parallel with and distance 201.90 feet South of the North line of said Lot 5, Eastwood Industrial Centre, the 5 perimeter corners of which subdivision are marked with Judicial Landmarks.

PID:

1950 Excel Drive, Mankato, MN 56001

In the event of any conflict between the address and the legal description, the legal description shall control.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)                                  Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Company is a corporation organized, validly existing and in good standing under the laws of the State of Minnesota and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement.  During its existence, Company has done business solely under the names set forth below in addition to its correct legal name.  Company’s chief executive office and principal place of business is located at the address set forth below, and all of Company’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations set forth below.  Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.

Trade Names

Intercon One

Chief Executive Office / Principal Place of Business

1120 Wayzata Boulevard East, Suite 201, Wayzata, MN 55391

Other Inventory and Equipment Locations

1)             750 Industrial Drive, Augusta, WI  54722

2)             1007 East 10th Street, Fairmont, MN  55603

3)             1750 Goedderz Road, Baxter, MN  56425

4)             1800 Goedderz Road, Baxter, MN  56425

5)             1030 Fairview Avenue, Fairmont, MN  55603

6)             12136 Crystal Lake Road, Merrifield, MN 56465

7)             1120 Wayzata Blvd, Ste 200 & 201, Wayzata, MN 55391

8)             4050 Norris Court NW, Bemidji, MN 56601

9)             1930 West First Street, Blue Earth, Minnesota 56013

10)           925 6th Avenue N.E. Milaca, Minnesota 56353

11)           1950 Excel Drive, Mankato, Minnesota 56001

(b)                                 Capitalization.  The Capitalization Chart below constitutes a correct and complete list of all ownership interests of Company and all rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis, and the Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Capitalization Chart

Holder	Type of Rights/Stock	No. of Shares (after exercise of all rights to acquire shares)
Publicly Held	Common Stock	2,742,992
Publicly Held	Preferred Stock	250,00

Organizational Chart

(c)                                  Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.

(d)                                 Legal Agreements.  This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(e)                                  Subsidiaries.  Except as disclosed below, Company has no Subsidiaries.

Subsidiaries

1.             Nortech Medical Services, Inc. (wholly-owned) (Inactive)

2.             Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV (wholly-owned)

(f)                                    Financial Condition; No Adverse Change.  Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended December 31, 2009 and unaudited financial statements for the fiscal-year-to-date period ended March 31, 2010 and those statements fairly present Company’s financial condition as of those dates and the results of Company’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no Material Adverse Effect in Company’s business, properties or condition (financial or otherwise).

(g)                                 Litigation.  There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Affiliates or the properties of Company or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Affiliates, would result in a final judgment or judgments against Company or any of its Affiliates in an amount in excess of $10,000, apart from those matters specifically disclosed below.

Litigation Matters in Excess of $10,000

None.

(h)                                 Intellectual Property Rights.

(i)                                     Owned Intellectual Property.  Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company is the owner of record (the “Owned Intellectual Property”).  Except as set forth below, (A) Company owns the Owned

Intellectual Property free and clear of all restrictions (including without limitation covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)                                  Agreements with Employees and Contractors.  Company has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company (except to the extent prohibited by law), and further obligating that Person to cooperate with Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(iii)                               Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect to Licensed Intellectual Property.  Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether agreed to in a Record Authenticated by Company or otherwise.  Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv)                              Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it.

(v)                                 Infringement.  Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures

None.

(i)                                     Taxes.  Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company or any Affiliate, as the case may be, are required to be filed, and Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j)                                     Titles and Liens.  Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k)                                  No Defaults.  Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on Company’s financial condition, properties or operations .

(l)                                     Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Company in connection with this Agreement (i) is true, correct and complete in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.

(m)                               Financing Statements.  Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents.  When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n)                                 Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)                                 Employee Benefit Plans.

(i)                                     Maintenance and Contributions to Plans.  Except as disclosed below, neither Company nor any ERISA Affiliate (A) maintains or has maintained any Pension

Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)                                  Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, neither Company nor any ERISA Affiliate has (A) knowledge that Company or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii)                               Funding Deficiencies and Other Liabilities.  Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans

None.

(p)                                 Environmental Matters.

(iv)                              Hazardous Substances on Premises.  Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(v)                                 Disposal of Hazardous Substances.  Except as disclosed below, Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(vi)                              Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant to such an Environmental Law.

(vii)                           Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Company (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(viii)                        Status of Premises.  Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(ix)                                Environmental Audits, Reports, Permits and Licenses.  Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters

None.

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:          Wells Fargo Bank, National Association

Date:                                             , 201

Subject:              Financial Statements

In accordance with our Third Amended and Restated Credit and Security Agreement dated May     , 2010 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Nortech Systems Incorporated (the “Company”) dated [                              , 200    ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.            Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.            Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐                                    Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐                                    Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.            Events of Default.  I certify that:

(Check one)

☐                                    I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐                                    I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.            Litigation Matters.  I certify that:

(Check one)

☐                                    I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐                                    I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.             Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.             Minimum Earnings Before Taxes.  Pursuant to Section 8(a) of the Credit Agreement, Company’s Earnings Before Taxes for the fiscal year-to-date period ending on the Reporting Date, was $                          , which ☐  satisfies ☐  does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Period	Min. Earnings Before Taxes
Through December 31, 2010	$0
Through March 31, 2011	$0
Through June 30, 2011	$250,000
Through September 30, 2011	$750,000
Through December 31, 2011	$1,000,000

2.             Minimum Debt Service Coverage Ratio.  Pursuant to Section 8(a) of the Credit Agreement, as of the Reporting Date, Company’s Debt Service Coverage Ratio measured on a rolling twelve-month basis was              to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not less than the applicable ratio set forth in the table below for such period as of the Reporting Date:

Period	Min. Debt Service Coverage Ratio
Through December 31, 2010	1.20 to 1.00
Through March 31, 2011	0.80 to 1.00
Through June 30, 2011	0.80 to 1.00
Through September 30, 2011	0.90 to 1.00
Through December 31, 2011	1.10 to 1.00

3.             Capital Expenditures.  Pursuant to Section 0 of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to

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expend during the fiscal year ended December 31, 2011 for Capital Expenditures, $                                 in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $2,500,000 in the aggregate.

4.             Stop Loss.  Pursuant to Section 8(d) of the Credit Agreement, for the month ending on the Reporting Date, Company has suffered a Net Loss of $                            , which ☐ satisfies ☐ does not satisfy the requirement that Company suffer a Net Loss in any single month not in excess of $250,000.

5.             Due From Affiliate.  Pursuant to Section 5.6(d) of the Credit Agreement, as of the Reporting Date, Company has $                             in affiliate loans or advances due from Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV, which ☐ satisfies ☐ does not satisfy the requirement that Company not have loans or advances to Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV, in an aggregate amount in excess of $10,300,000 at any time.

6.             Salaries.  Company ☐ has ☐ has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any Director, Officer or consultant, or any member of their families, as of the Reporting Date, and ☐ has ☐ has not paid any increase in such amounts (on a year over year basis, as of the Reporting Date) from any source other than profits earned in the year of payment, and as a consequence Company ☐ is ☐ is not in compliance with Section 5.8 of the Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

By:
Its Chief Financial Officer

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